UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2013

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)            Stephen P. Goff, Ph.D., a director of Progenics Pharmaceuticals, Inc. since 1993, retired effective September 11th.  Progenics expresses its appreciation for his long and distinguished service as a director and Board committee member.

(d)            The Progenics Board of Directors has elected Michael D. Kishbauch as a member of the Company's Board effective the same date.  He will serve as a director, subject to earlier resignation or removal, until the Company's 2014 annual meeting of stockholders and the election and qualification of his successor, as well as a member of the Board's Audit and Compensation Committees.  Pursuant to the Company's revised outside director compensation policy, Mr. Kishbauch has received a grant of 40,000 ten-year non-qualified stock options, vesting ratably over five years, under the Company's 2005 Stock Incentive Plan, the terms of which are described in the Company's 2012 Annual Report on Form 10-K.  He will receive an annual cash retainer of $45,000 and grant of 20,000 immediately vesting stock options for Board service, and annual retainers of $10,000 and $5,000, respectively, for Audit and Compensation Committee service; the revised policy, which also continues to provide for additional Board and Committee Chair retainers, no longer provides for per-meeting fees.  The options granted to Mr. Kishbauch upon his election have an exercise price of $5.91 per share, the closing price of the Company's common stock on the date of grant.

The Company's press release announcing these developments is included in this Report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated September 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.
By:	/s/ ANGELO W. LOVALLO, JR.
Angelo W. Lovallo, Jr.
Vice President, Finance & Treasurer
(Principal Financial and Accounting Officer)

Date:  September 12, 2013